Exhibit 23.01

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56429) pertaining to the Federated Investors, Inc. Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-62471) pertaining to the Federated Investors, Inc. 2000 Stock Incentive Plan of our reports dated February 15, 2006, with respect to the consolidated financial statements of Federated Investors, Inc., Federated Investors, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Federated Investors, Inc., incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 27, 2006